Exhibit 99.1

Contact: George Powlick

Chief Financial Officer

(818) 706-5100

K-SWISS INCREASES SECOND QUARTER CASH DIVIDEND BY 100%

WESTLAKE VILLAGE, Ca. (May 19, 2005) — K-Swiss Inc. (NASDAQ/NM: KSWS) announced that the Board of Directors has declared a quarterly cash dividend of $0.05 per share for the second quarter ending June 30, 2005. The dividend, which equates to an annualized rate of $0.20 per share, is payable on July 15, 2005, to stockholders of record as of June 30, 2005.

K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.